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Pricing Supplement No. 9                         Filing under Rule 424(b)(3)
Dated    December 19, 2002                       Registration File No. 333-57508
Cusip # 948 74R AF3
                           WEINGARTEN REALTY INVESTORS

                           Medium-Term Notes, Series A

Principal amount:  $42,000,000                  Floating Rate Notes:  N/A
Interest Rate (if fixed rate): 5.65%            Interest rate basis:  N/A
Stated Maturity:   01/15/13                              Paper Rate
Specified Currency:  U.S. $                              Prime Rate
Applicable Exchange Rate (if any):                       LIBOR
         U.S. $1.00 =  N/A                               Treasury Rate
Issue price (as a percentage of                          CD Rate
         principal amount):   100%                       Federal Funds Rate
Selling Agent's commission (%): .625 %                   Other
Purchasing Agent's discount                     Index Maturity:  N/A
         or commission (%):  N/A                Spread:  N/A
Net proceeds to the Company (%): 99.375%        Spread Multiplier:  N/A
Settlement date (original                       Maximum Rate:  N/A
         issue date): 12/26/02                           Minimum Rate:  N/A
Redemption Commencement                         Initial Interest Rate:  N/A
         Date (if any): N/A                     Interest Reset Date(s):  N/A
Interest Determination Date(s):  N/A            Optional Repayment Date: N/A
Calculation Date(s):  N/A                       Cusip # 948 74R AF3
Interest Payment Date (s): 3/15, 9/15
Regular Record Date(s): 3/1, 9/1


     Redemption prices (if any): The Redemption Price shall initially be N/A % of the principal amount of such Notes to be redeemed.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional terms: N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $156,000,000.

     "N/A" as used herein means "Not Applicable."

                               WACHOVIA SECURITIES